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                                                                   EXHIBIT 10.18



                                 TRANSTAR, INC.
                           SUPPLEMENTAL THRIFT PROGRAM

                            Effective January 1, 1994


         The term "Participant" as used herein means an employee of Transtar, Inc. (the Company) who is a Director of any of the Transtar Operating Companies.

         Effective January 1, 1994, a Participant may elect to place all or any part of the matching company contribution amount which would have been deposited in the Transtar, Inc. Savings Fund Plan for Salaried Employees (the Plan) into the Transtar, Inc. Supplemental Thrift Program (Program) provided the Participant is saving at least that amount in the Plan. Where a participant's ability to save on a pre-tax and/or after-tax basis under the Plan at a rate at least equal to the maximum rate of company contributions applicable to his service is restricted by law (including the limitations under Internal Revenue Code Sections 401 (a)(17), 401(k), 401(m), 402(g) and 415) or if savings at such a rate would in the opinion of the Administrator have an adverse effect on any other trust benefit, the full applicable matching company contributions will be credited each month to the Participant's account under the Program regardless of the rate of savings to the Plan.

         The amount placed in the Program will be credited to each Participant's account (book entry only) in the same manner as if the amount had been deposited in the Plan for investment in a guaranteed fixed income investment. The Plan rules for eligibility, beneficiary designation and vesting except as hereinafter provided, will be applicable to this Program. At death, termination of employment with five or more years of continuous service, or termination of employment prior to attaining five years of continuous service with the consent of the Company, the total value of the Participant's account will be paid to the Participant at that time. Upon termination of employment under conditions other than those described in the preceding sentence, the payment to the Participant shall be limited to the value of the Participant's account which has vested.

         The value of the Participant's account payable at death or retirement, except in the case of a Participant who terminates employment prior to age 60 without the consent of the Corporation, will be increased, where applicable, to an amount which will provide the Participant with an amount



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necessary to produce the net after-tax distribution, based on the maximum individual tax rate in effect at date of distribution, which would have been realized had the value of the Company contributions credited to the Participant's account been included and distributed in cash with the Participant's account under the Plan ignoring any election to defer distribution or any rollover of the Plan distribution to an IRA or another qualified plan. In determining the amount of increase, any favorable tax treatment the Participant would be entitled to receive based solely on the total distribution from the Plan will be recognized, while the effects, if any, of the additional early withdrawal tax or the excise tax on excess distributions from the Plan will be disregarded.

         Benefits provided by this Program shall be paid in cash out of general assets of the Participant's employing company.

         The Vice President-Administration shall be responsible for administration of this Program.

         The Company may at any time, and from time to time, by action of its Board of Directors, modify or amend, in whole or in part, or terminate any or all of the provisions of the Program.